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Comdisco, Inc. and Subsidiaries                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in millions)


     For the years ended September 30,

                                              1994     1993   1992   1991   1990
                                             -----  -------  -----  -----  -----
Fixed charges
  Interest expense1                          $ 266  $   295  $ 355  $ 371  $ 343

  Approximate portion of
    rental expense representative
    of an interest factor                       13       22     29     37     39
                                             -----  -------  -----  -----  -----

  Fixed charges                                279      317    384    408    382

  Preferred stock dividends2                    15       11      -      -      -
                                             -----  -------  -----  -----  -----
  Combined fixed charges and preferred
      stock dividends                          294      328    384    408    382

Earnings from continuing operations
  before income taxes, extraordinary
  items and cumulative effect of change
  in accounting principle, net of preferred
  stock dividends                               80      137     34    136    134
                                             -----  -------  -----  -----  -----
Earnings from continuing operations
  before income taxes, extraordinary
  items, cumulative effect of change in
  accounting principle and combined fixed
  charges and preferred stock dividends      $ 374  $   465  $ 418  $ 544  $ 516
                                             =====  =======  =====  =====  =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                             1.27     1.42   1.09   1.33   1.35
                                             =====  =======  =====  =====  =====

Rental expense:
  Equipment subleases                        $  30  $    57  $  77  $ 103  $ 109
  Office space, furniture, etc.                  8        8     10      9      8
                                             -----  -------  -----  -----  -----

    Total                                    $  38  $    65  $  87  $ 112  $ 117
                                             =====  =======  =====  =====  =====

1/3 of rental expense                        $  13  $    22  $  29  $  37  $  39
                                             =====  =======  =====  =====  =====

1 Includes interest expense incurred by disaster recovery services and included in disaster recovery expense on the consolidated statements of earnings.

2 There were no preferred stock dividend requirements for fiscal years 1990 through 1992.
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